EXHIBIT 99.1
Mission ProduceTM Announces Fiscal 2024 First Quarter Financial Results
Company achieves record first quarter results with improved performance across all segments
OXNARD, Calif. -- March 11, 2024 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal first quarter ended January 31, 2024.
Fiscal First Quarter 2024 Financial Overview:
•Total revenue increased 21% to $258.7 million compared to the same period last year driven primarily by a 23% increase in average per-unit avocado selling prices on flat avocado volumes
•Net income/(loss) was breakeven, or $0.00 per diluted share, compared to $(8.8) million, or $(0.12) per diluted share, for the same period last year
•Adjusted net income of $6.7 million, or $0.09 per diluted share, compared to $(5.0) million, or $(0.07) per diluted share, for the same period last year
•Adjusted EBITDA of $19.2 million, compared to $2.3 million in the same period last year
CEO Message
Steve Barnard, CEO of Mission, commented, “We are off to a strong start in fiscal 2024 with the delivery of a first quarter that demonstrated solid execution across all facets of our business. The team’s focus resulted in significantly improved per-unit margins, which translated to nearly 700 basis points of gross margin expansion and resulted in a significant improvement in adjusted EBITDA performance year-over-year. Our margin improvement was spurred by strength in avocado margins in our Marketing & Distribution segment, as well as the achievement of record quarterly revenues in our Blueberries segment due to advantageous pricing conditions, which contributed meaningfully to our overall adjusted EBITDA generation. In our International Farming segment, our team has been focused on implementing cost savings measures across our farming and packing operations. We expect to see the benefits of these initiatives in the second half of our fiscal year when we harvest and sell our owned avocado production from Peru. Our improved overall performance is a direct result of the actions we are taking to optimize our business and enhance profitability, and it is expected to result in a meaningful step-up in free cash flow generation in 2024.”
Fiscal First Quarter 2024 Consolidated Financial Review
Total revenue for the first quarter of fiscal 2024 increased $45.2 million or 21% compared to the same period last year driven primarily by higher average per-unit avocado sales prices. Though less significant, we also experienced growth in mango and blueberry revenues resulting from higher average sales prices that were driven by industry supply constraints during the period.

Gross profit increased $19.7 million in the first quarter of fiscal 2024, compared to the same period last year, to $28.7 million and gross profit percentage increased 690 basis points, to 11.1% of revenue. The increases were driven by improved per-unit margins across the Marketing & Distribution and Blueberries segments, the latter of which benefited significantly from higher per-unit sales pricing.
Selling, general and administrative expense (“SG&A”) for the first quarter increased $1.6 million or 8% compared to the same period last year primarily due to higher employee related costs, including performance-based incentive compensation and stock-based compensation expense. These costs were partially offset by a reduction of approximately $1.0 million in general corporate expenses.
Net loss for the first quarter of fiscal 2024 was breakeven, or $0.00 per diluted share, compared to a net loss of $(8.8) million, or $(0.12) per diluted share, for the same period last year.

EXHIBIT 99.1
Adjusted net income for the first quarter of fiscal 2024 was $6.7 million, or $0.09 per diluted share, compared to adjusted net loss of $(5.0) million, or $(0.07) per diluted share, for the same period last year.
Adjusted EBITDA was $19.2 million for the first quarter of fiscal 2024, an increase of $16.9 million as compared to $2.3 million in the prior year period, driven by stronger gross profit performance from the Marketing & Distribution and Blueberries segments.
Fiscal First Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 24% to $224.6 million for the quarter, due to a 23% increase in average per-unit avocado sales prices; volume was flat year-over-year.
Segment adjusted EBITDA increased $6.4 million to $11.0 million, primarily due to the impact of higher per-unit gross margins.
International Farming
The vast majority of fruit sales from the International Farming segment are made to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. In addition, the Company operates approximately 700 acres of mangos in Peru that are largely in an early stage of production. The timing of the mango harvest is generally concentrated in the fiscal second quarter. However, in the current fiscal year, the harvest has largely concluded in the fiscal first quarter.
Total segment sales in the International Farming segment for the first quarter of fiscal 2024 were approximately flat with the prior year period at $5.8 million.
Segment adjusted EBITDA increased $1.3 million or 72% to $(0.5) million, primarily driven by cost savings measures within the Company’s Peruvian operations.
Blueberries
Sales in the Blueberries segment have been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season, which typically runs from July through February.
Net sales in the Blueberries segment increased 9% to $32.5 million, primarily due to a 90% increase in average per-unit sales price, substantially offset by a 43% decrease in volume sold, both of which were driven by significant reductions in industry blueberry supply from Peru during the 2023/2024 harvest season resulting from regional weather conditions.
Segment adjusted EBITDA increased by $9.2 million to $8.7 million, primarily due to gross margin improvement driven by elevated sales pricing.
Balance Sheet and Cash Flow
Cash and cash equivalents were $39.9 million as of January 31, 2024, compared to $42.9 million as of October 31, 2023.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.

Net cash provided by operating activities was $9.5 million for the three months ended January 31, 2024, compared to cash used in operating activities of $1.3 million in the prior year period, driven by improved operating performance partially offset by working capital growth. Within working capital, unfavorable changes in inventory and accounts receivable were partially offset by favorable changes in grower payables. Changes in inventory were driven by higher per-unit cost of Mexican fruit on-hand and higher blueberry growing crop inventory in Peru due to extension of the harvest season compared to prior year. Changes in accounts receivable and grower payables were correlated with the higher avocado pricing/cost factors previously discussed.

EXHIBIT 99.1
Capital expenditures were $9.9 million for the fiscal quarter ended January 31, 2024, compared to $17.6 million last year. Capital expenditures were balanced across each of the operating segments and were comprised of avocado orchard development and pre-production orchard maintenance and land improvements in Peru and Guatemala, early-stage blueberry plant cultivation and construction costs associated with the UK distribution facility.
Outlook
For the second quarter of fiscal year 2024, the Company is providing the following industry outlooks that will drive performance:
•The industry is expecting avocado volumes to be relatively flat in the fiscal 2024 second quarter versus the prior year period. Industry volumes from Mexico are expected to taper off in the latter part of the quarter as the season nears completion. California harvest volumes should begin to build toward the middle of the quarter, followed by small amounts of Peruvian volume later in the fiscal second quarter.
•Avocado pricing is expected to be slightly higher on a sequential basis and be approximately 10-15% higher than the $1.30 per pound average experienced in second quarter of fiscal 2023.
•Harvest timing shifts relative to last year have extended the Company’s Peruvian blueberry season this year. As a result, approximately 20% of the harvest will be sold through in the fiscal second quarter, whereas the season was substantially complete in the prior year period. Sales pricing is expected to decline sequentially in the fiscal second quarter in response to increased industry volume resulting from the expectation for other source regions to begin seasonal harvests on a normal cadence.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its first quarter of fiscal 2024 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through March 25, 2024 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13744325.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.

EXHIBIT 99.1
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.

You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	January 31, 2024	October 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$39.9	$42.9
Restricted cash	0.6	0.3
Accounts receivable
Trade, net of allowances	85.3	74.1
Grower and fruit advances	1.4	0.9
Other	13.1	12.4
Inventory	85.9	70.8
Prepaid expenses and other current assets	9.1	9.1
Income taxes receivable	9.2	9.6
Total current assets	244.5	220.1
Property, plant and equipment, net	525.2	523.2
Operating lease right-of-use assets	71.4	72.4
Equity method investees	28.6	31.0
Deferred income tax assets, net	8.7	8.5
Goodwill	39.4	39.4
Intangible asset, net	0.2	0.5
Other assets	19.5	19.7
Total assets	$937.5	$914.8

Liabilities and Equity
Liabilities
Accounts payable	$26.7	$27.2
Accrued expenses	29.1	26.4
Income taxes payable	2.8	1.6
Grower payables	36.9	26.4
Short-term borrowings	—	2.8
Loans from noncontrolling interest holders—current portion	0.2	0.5
Notes payable	0.5	—
Long-term debt—current portion	3.3	3.4
Operating leases—current portion	7.0	6.6
Finance leases—current portion	1.4	2.6
Total current liabilities	107.9	97.5
Long-term debt, net of current portion	152.8	148.6
Loans from noncontrolling interest holders, net of current portion	1.8	2.5
Operating leases, net of current portion	70.3	71.0
Finance leases, net of current portion	20.1	14.7
Income taxes payable	2.3	2.3
Deferred income tax liabilities, net	22.8	23.5
Other long-term liabilities	27.7	26.4
Total liabilities	405.7	386.5
Equity
Mission Produce shareholders' equity	505.1	503.6
Noncontrolling interest	26.7	24.7
Total equity	531.8	528.3
Total liabilities and equity	$937.5	$914.8

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended January 31,
(In millions, except for share and per share amounts)	2024	2023
Net sales	$258.7	$213.5
Cost of sales	230.0	204.5
Gross profit	28.7	9.0
Selling, general and administrative expenses	20.7	19.1
Operating income (loss)	8.0	(10.1)
Interest expense	(3.3)	(2.4)
Equity method income	0.4	1.0
Other expense, net	(1.0)	(0.8)
Income (loss) before income taxes	4.1	(12.3)
Provision (benefit) for income taxes	2.1	(1.7)
Net income (loss)	$2.0	$(10.6)
Less: Net income (loss) attributable to noncontrolling interest	2.0	(1.8)
Net loss attributable to Mission Produce	$—	$(8.8)

Net loss per share attributable to Mission Produce:
Basic	$0.00	$(0.12)
Diluted	$0.00	$(0.12)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,761,022	70,688,785

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended January 31,
(In millions)	2024	2023
Operating Activities
Net income (loss)	$2.0	$(10.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	12.9	9.3
Amortization of debt issuance costs	0.1	0.1
Equity method income	(0.4)	(1.0)
Noncash lease expense	1.5	1.4
Stock-based compensation	1.4	0.7
Dividends received from equity method investees	3.2	2.7
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.2	0.3
Deferred income taxes	(0.8)	(0.5)
Other	0.9	0.1
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(10.9)	(1.2)
Grower fruit advances	(0.5)	—
Other receivables	(0.7)	6.1
Inventory	(14.8)	(3.8)
Prepaid expenses and other current assets	—	0.8
Income taxes receivable	0.3	(3.2)
Other assets	0.1	(1.2)
Accounts payable and accrued expenses	4.6	(1.7)
Income taxes payable	1.2	(0.5)
Grower payables	10.1	1.1
Operating lease liabilities	(0.9)	(1.4)
Other long-term liabilities	—	1.2
Net cash provided by (used in) operating activities	$9.5	$(1.3)
Investing Activities
Purchases of property, plant and equipment	(9.9)	(17.6)
Investment in equity method investees	—	(0.3)
Net cash used in investing activities	$(9.9)	$(17.9)
Financing Activities
Borrowings on revolving credit facility	15.0	10.0
Payments on revolving credit facility	(10.0)	—
Repayment of short-term borrowings	(2.8)	(2.5)
Principal payments on long-term debt obligations	(0.9)	(0.9)
Principal payments on finance lease obligations	(2.3)	(1.7)
Payments for long-term supplier financing	(0.3)	—
Principal payments on loans due to noncontrolling interest holder	(0.5)	—
Payments of minimum withholding taxes on net share settlement of equity awards	(0.7)	(0.4)
Equity contributions from noncontrolling interest holders	—	1.0
Net cash (used in) provided by financing activities	$(2.5)	$5.5
Effect of exchange rate changes on cash	0.2	—
Net decrease in cash, cash equivalents and restricted cash	(2.7)	(13.7)
Cash, cash equivalents and restricted cash, beginning of period	43.2	53.9
Cash, cash equivalents and restricted cash, end of period	$40.5	$40.2

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$39.9	$39.2
Restricted cash	0.6	1.0
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$40.5	$40.2

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income (Loss)

	Three Months Ended January 31,
(In millions, except for per share amounts)	2024	2023
Net loss attributable to Mission Produce	$—	$(8.8)
Stock-based compensation	1.4	0.7
Unrealized loss on derivative financial instruments	0.2	0.6
Foreign currency transaction loss	1.4	0.9
Asset impairment and disposals, net of insurance recoveries	0.2	0.3
Farming costs for nonproductive orchards(1)	1.2	0.9
ERP costs(2)	0.5	0.6
Depreciation-blueberries(3)	4.1	—
Severance	1.3	—
Legal settlement	0.2	—
Amortization of intangible asset recognized from business combination	0.3	1.2
Transaction costs	—	0.1
Amortization of inventory adjustment recognized from business combination	—	0.7
Tax effects of adjustments to net loss attributable to Mission Produce(4)	(2.3)	(1.3)
Noncontrolling interest(5)	(1.8)	(0.9)
Mission Produce adjusted net income (loss)	$6.7	$(5.0)
Mission Produce adjusted net income (loss) per diluted share	$0.09	$(0.07)
(1)During the three months ended January 31, 2024, $0.7 million related to blueberry orchards and $0.5 million related to avocado orchards. During the three months ended January 31, 2023, $0.5 million related to the blueberry orchards and $0.4 million related to avocado orchards.
(2)Recognition of deferred implementation costs.
(3)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended January 31,
(In millions)	2024	2023
Marketing and Distribution adjusted EBITDA	$11.0	$4.6
International Farming adjusted EBITDA	(0.5)	(1.8)
Blueberries adjusted EBITDA	8.7	(0.5)
Total reportable segment adjusted EBITDA	19.2	2.3
Net income (loss)	2.0	(10.6)
Interest expense	3.3	2.4
Provision (benefit) for income taxes	2.1	(1.7)
Depreciation and amortization(1)	12.9	9.3
Equity method income	(0.4)	(1.0)
Stock-based compensation	1.4	0.7
Asset impairment and disposals, net of insurance recoveries	0.2	0.3
Farming costs for nonproductive orchards	0.5	0.4
ERP costs(2)	0.5	0.6
Severance	1.3	—
Legal settlement	0.2	—
Transaction costs	—	0.1
Amortization of inventory adjustment recognized from business combination	—	0.7
Other expense, net	1.0	0.8
Noncontrolling interest(3)	(5.8)	0.3
Total adjusted EBITDA	$19.2	$2.3
(1)Includes depreciation and amortization of purchase accounting assets of $2.9 million and $1.6 million for the three months ended January 31, 2024 and 2023, respectively. The three months ended January 31, 2024 include $4.1 million of accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(2)Recognition of deferred ERP implementation costs.
(3)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Blueberries	Total
	Three Months Ended January 31,
(In millions)	2024				2023
Third party sales	$224.6	$1.6	$32.5	$258.7	$181.8	$1.9	$29.8	$213.5
Affiliated sales	—	4.2	—	4.2	—	3.8	—	3.8
Total segment sales	224.6	5.8	32.5	262.9	181.8	5.7	29.8	217.3
Intercompany eliminations	—	(4.2)	—	(4.2)	—	(3.8)	—	(3.8)
Total net sales	$224.6	$1.6	$32.5	$258.7	$181.8	$1.9	$29.8	$213.5

Avocado Sales

	Three Months Ended January 31,
	2024	2023
Pounds of avocados sold (millions)	151.6	152.3
Average sales price per pound	$1.40	$1.14

Sales by Type

	Three Months Ended January 31,
(In millions)	2024	2023
Avocado	$212.3	$174.0
Other	46.4	39.5
Total net sales	$258.7	$213.5